                          ARTICLES OF INCORPORATION OF

                           CAREERTEK ACQUISITION, INC.

THE UNDERSIGNED PERSON, acting as incorporator of a corporation under the provisions of the Wyoming Business Corporation Act, adopts the following
Articles of Incorporation:

FIRST.  The name of the corporation is: CareerTek Acquisition, Inc.

SECOND. The period of duration of the corporation shall be perpetual.

THIRD. The corporation shall have authority to issue 100,000,000 shares of common stock of no par value with one vote for each share.

The corporation by actions of its Board of Directors shall have authority to issue 500,000 shares of Class A three year preferred shares, 500,000 shares of Class B three year preferred shares, 500,000 shares of Class C three year preferred shares and 500,000 shares of Class D three year preferred shares to be issued from time to time. These shares shall one vote per share and can be convertible into common shares under the terms and conditions set by the Board of Directors.

The corporation by actions of its Board of Directors shall have authority to issue 5,000,000 shares of Senior Preferred Shares with no initial voting rights, but if the corporation does not have sufficient earnings per share to cause at least one of the Classes of the three year preferred shares described in the paragraph immediately above to become convertible, each of these Senior
Preferred Shares shall have 20 votes. In the event that at least one of the classes of three year preferred shares described herein has been eligible for conversion then each of these Senior Preferred Shares shall be convertible into common shares on the ratio of one share of common for each Senior Preferred
Share. This conversion shall occur within thirty days after the conversion of the first Class of three year preferred shares.

FOURTH. The street address of the corporation's initial registered office and the name of its initial registered agent and incorporator at that office address shall be:

Corporate Service Center of Wyoming, Inc.
200 West 17th Street, Suite SD
Cheyenne, WY 82001

This corporation may maintain an office, or offices, in such other place or places within or without the State of Wyoming as may be from time to time designated by the Board of Directors, or by the bylaws of said corporation, and that this corporation may conduct all corporation business of every kind and nature, including the holding of all meetings of directors and stockholders, outside the State of Wyoming as well as within the State of Wyoming.

FIFTH. The corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be organized under the Act and not limited by the Statutes of Wyoming, or any other state in which it conducts it's business.

SIXTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provide by the bylaws of this corporation, providing that the number of directors shall not be reduced to less than one (1). The name and post office address of the incorporator and initial Board of Directors shall be listed as follows:

        Karis B. Rowley
        200 West 17th Street, Suite 80
        Cheyenne, WY 82001

SEVENTH. The capital shares, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

EIGHTH. The corporation is to have perpetual existence.

NTTTH. Any corporate officer, director, or shareholder of this corporation shall not, in the absence of fraud, be prohibited from dealing with this corporation either as vendor, purchaser or otherwise. A pecuniary interest in any transaction by any such director, shareholder or officer shall not disqualify him in any way from acting in his corporate capacity. No director nor officer, nor any firm, association, or corporation of which he shall be a member, or in which he may be pecuniary interested in any manner be disqualified from dealing with the corporation as a result of the association. No director nor officer, nor any firm, association, or corporation with which he is connected as aforesaid shall be liable to account to this corporation or its shareholders for any profit realized by him from or through any such transaction or contract; it being the express purpose and intent of this Article to permit this corporation to buy from, sell to, or otherwise deal with partnerships, firms, or corporations of directors and officers of the corporation, or any one or more of them, or any one of them who may have pecuniary interest, and the contracts of this corporation, in the absence of fraud, shall not be void or voidable or affecting in any manner by reason of such position. Furthermore, directors of this corporation may be counted for a quorum of the Board of
Directors of this corporation at a meeting even though they may be pecuniarily interested in matters considered at a meeting; any action taken at such a meeting with reference to such matters by a majority of the disinterested directors shall not be void or voidable by this corporation in absence of fraud.

TENTH. No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer or for any act or omission of any such director or officer: however, the fore-going provision shall not eliminate or limit the liability of a director or officer for (a) any breach of director1s duty of loyalty, as defined in the Wyoming Business Corporation Act, to the corporation or its shareholders; (b) the payment of distribu- tions in violation of W.S. 17-16-833; (c) acts or omissions not in good faith or which involved inten- tional misconduct or a knowing violation of law, or; (d) any transaction from which the officer or director derived an improper personal benefit. Any repeal or modification of this Article by the stock- holders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

ELEVENTH. This corporation reserves the right to amend, alters change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

I THE UNDERSIGNED, being the Incorporator herein before named for the purpose of forming a corporation pursuant to the Wyoming Business Corporation
Act, I do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are trust and accordingly have hereunto set my hand this January 8, 2001.

Karis B. Rowley,  Incorporator

SECRETARY OF STATE
State of Wyoming
The Capitol
Cheyenne,WY 82002

CONSENT TO

APPOINTMENT BY REGISTERED AGENT

        1. I, Karis B. Rowley, General Manager of Corporate Service Center of
           Wyoming, Inc., consent to serve as the registered agent for CareerTek
           Acquisition, Inc. on the date shown below.

        2. The registered agent, CORPORATE SERVICE CENTER OF WYOMING, INC., certifies that it is a domestic corporation whose business office is identical with the  registered office.

        3. I know and understand the duties of a registered agent as set forth in the 1989 Wyoming Business Corporation Act.

DATED this January 8, 2001